News Release

PartnerRe Ltd. Provides Update on January 2005 Non-Life Renewals

PEMBROKE, Bermuda, February 4, 2005 -- PartnerRe Ltd. (NYSE:PRE) today announced that during the January 2005 renewal season, the Company bound Non-Life contracts which are expected to generate approximately $2.0 billion in premiums. This represents a 9% decline on a constant dollar basis on Non-Life contracts generated in the January 2004 renewal season. January 1 renewals typically account for approximately 60% of the total annual Non-Life business bound by the Company.

The Non-Life renewal differs from total planned premium levels for 2005 as it does not include PartnerRe’s Life or ART operations, and is on a constant dollar basis. The Company expects total consolidated net written premiums to be equal to or down approximately 5% from the levels achieved in 2004.

PartnerRe President and Chief Executive Officer Patrick Thiele said, “Our January 1 Non-Life renewal was in line with our earlier expectations. We found the global markets to be somewhat more competitive than expected, but the U.S. remained at reasonable profitability levels in the majority of lines. While our financial strength and franchise allowed us to gain a fair amount of new business, approximately 17% of our renewable base was non-renewed as a result of cedants increasing their retention levels or our choosing to withdraw our support where terms and conditions did not meet our standards.”

The Company entered the January 1, 2005 renewal season with expiring Non-Life premium of $2.2 billion. PartnerRe non-renewed contracts representing $385 million. The net impact of changes in pricing and shares of treaties totaled $19 million of incremental premium on business renewed, and the Company wrote $172 million of new business.

Below is a table outlining our January 1, 2005 Non-Life renewal:

PartnerRe January 2005 Non-Life Renewal

(amounts are in U.S. $ millions)
Renewable Base	$2,206
Non-Renewed	(385)

Renewed	$1,821
Renewal Increases	19
New Business	172

Total Expected Premium	$2,012

Growth %	-9%

News Release

PartnerRe Ltd. is a leading global reinsurer, providing multi-line reinsurance to insurance companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering/energy, marine, special risks, other lines, life/annuity and health, and alternative risk transfer solutions. At year-end 2003, total revenues were $3.9 billion. As of September 30, 2004, total assets were $11.9 billion, total capitalization was $3.4 billion and total shareholders’ equity was $2.8 billion. Our major reinsurance operations have ratings of AA- from Standard & Poor’s, Aa3 from Moody’s, A+ from A.M. Best, and AA from Fitch.

PartnerRe on the Internet: www.partnerre.com

Forward-looking statements contained in this press release are based on the Company’s assumptions and expectations concerning future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. PartnerRe’s forward-looking statements could be affected by numerous foreseeable and unforeseeable events and developments such as exposure to catastrophe or other large losses, adequacy of reserves, risks associated with implementing business strategies, levels and pricing of new and renewal business achieved, credit, interest, currency and other risks associated with the Company’s investment portfolio and other factors identified in the Company’s filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information contained herein, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company disclaims any obligation to publicly update or revise any forward-looking information or statements.

Contacts:	PartnerRe Ltd.	Citigate Sard Verbinnen
	(441) 292-0888	(212) 687-8080
	Investor Contact: Robin Sidders	Jim Barron/Hallie Bozzi
Media Contact: Celia Powell